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                                                                     EXHIBIT 8.1

                [LETTERHEAD OF PALMER & DODGE LLP APPEARS HERE]


                               November 24, 1999


Tessera Enterprise Systems, Inc.
7 Audubon Road
Wakefield, Massachusetts 01880

Ladies and Gentlemen:

     We have acted as special tax counsel to Tessera Enterprise Systems, Inc. ("Tessera Enterprise Systems"), a Massachusetts corporation, in connection with the proposed merger (the "Merger") of Tessera Enterprise Systems with and into iXL-Massachusetts, Inc. ("Sub"), a Delaware corporation and a wholly owned subsidiary of iXL Enterprises, Inc. ("iXL"), a Delaware corporation, pursuant to an Agreement and Plan of Merger dated as of October 4, 1999 (the "Merger Agreement"), by and among iXL, Sub and Tessera Enterprise Systems. The Merger is described in the Registration Statement on Form S-4 (the "Registration Statement") of which this exhibit is a part. This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the documents related thereto. All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

     In preparing this opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the Joint Proxy Statement/Prospectus (the "Proxy Statement") included in the Registration Statement (iii) the tax representation letters delivered to us by iXL and Sub and Tessera Enterprise Systems in connection with this opinion (the "Representation Letters"), and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

     In rendering this opinion, we have assumed without investigation or verification that the facts relating to the Merger as described in the Proxy Statement are true, correct and complete in all material respects; that all representations and warranties contained in the Proxy Statement, the Merger Agreement and the Representation Letters are, at the time they are made, and will remain at all times through the Effective Time, true, correct and complete and may be relied upon by us at the time they are made and at all times through the Effective Time; that any representation in any of the documents referred to herein that is made "to the best of the knowledge and belief" (or similar qualification) of any person or party are true, correct and complete without such qualification; and that, as to all matters for which a person or entity has
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Tessera Enterprise Systems, Inc.
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represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. We have further assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents; that the Merger will be consummated at or before the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement (including all covenants and conditions contained therein) without the waiver or modification of any such terms and conditions; that the Merger will be effective as a merger under the applicable laws of Delaware and Massachusetts; and that iXL, Sub and Tessera Enterprise Systems each will comply with all reporting obligations required under the Code and Treasury Regulations with respect to the Merger. Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

     Our opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion, all of which are subject to change (possibly with retroactive effect) or reinterpretation. No assurances can be given that a change in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein. We undertake no responsibility to advise you of any such developments in the law after the Effective Time.

     No ruling has been or will be sought from the IRS by iXL, Sub or Tessera Enterprise Systems as to the federal income tax consequences of any aspect of the Merger, and our opinion is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

     Our opinion is limited to stockholders of Tessera Enterprise Systems who hold their shares as "capital assets" within the meaning of Section 1221 of the Code. In addition, we express no opinion regarding the tax consequences of the Merger to stockholders of Tessera Enterprise Systems who are subject to special tax rules, and we express no opinion regarding the tax consequences of the Merger arising in connection with the ownership of options or warrants for Tessera Enterprise Systems stock.

     Based upon and subject to the foregoing, it is our opinion that the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code and that the U.S. federal income tax consequences of the Merger will be that:

     . no gain or loss will be recognized by the holders of Tessera Enterprise Systems common stock (including holders who acquired their shares of Tessera Enterprise Systems common stock upon conversion of their shares of Tessera Enterprise Systems Series A and Series D Preferred Stock) upon the exchange in the Merger of all of their shares of Tessera Enterprise Systems common stock solely for shares of iXL common stock, except with respect to cash, if any, received in lieu of fractional shares of iXL common stock;
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Tessera Enterprise Systems, Inc.
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     .  the aggregate tax basis of the shares of iXL common stock received by a holder of Tessera Enterprise Systems common stock will be the same as the aggregate tax basis of the shares of Tessera Enterprise systems common stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share of iXL common stock for which cash is received;

     . except with respect to the receipt of cash in lieu of fractional shares, holders of Tessera Enterprise Systems Series C Preferred Stock will recognize gain, but not loss on the exchange of their Series C Preferred Stock for cash (other than cash in lieu of fractional shares) and iXL common stock in the Merger; the gain, if any, that a holder will recognize will equal the lesser of (i) the amount of cash received and
        (ii) the amount of gain that the holder realizes in the exchange; the amount of gain that the holder realizes in the exchange will equal the excess of (x) the sum of the cash plus the fair market value of the iXL common stock received in the exchange (including any fractional shares of iXL common stock deemed received, as described below) over (y) the tax basis of the Tessera Enterprise Systems Series C Preferred Stock surrendered; the aggregate tax basis of the iXL common stock received will be equal to the aggregate tax basis of the Tessera Enterprise Systems Series C Preferred Stock surrendered in the exchange, decreased by the amount of cash received and increased by the amount of gain recognized and further reduced by any amount allocable to a fractional share of iXL common stock for which cash is received;

     . holders of Tessera Enterprise Systems common stock or Series C Preferred Stock who receive cash in lieu of fractional shares of iXL common stock will be treated as having received those fractional shares in the Merger and then as having exchanged the fractional shares for cash in a redemption by iXL; a holder will recognize gain or loss on this deemed redemption in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the tax basis of the holder's Tessera Enterprise Systems common stock or Series C Preferred Stock surrendered in the Merger that is allocated to the fractional share; and

     . the holding period of the shares of iXL common stock received in the Merger by a holder of Tessera Enterprise Systems common stock or Tessera Enterprise Systems Series C Preferred Stock, including a fractional share of iXL common stock deemed to have been received and then exchanged for cash, will include the holding period of the shares of Tessera Enterprise Systems common stock or Series C Preferred Stock surrendered in exchange therefor.

     We express no opinion as to the character of the gain recognized by holders of Tessera Enterprise Systems Series C Preferred Stock upon their receipt of cash and iXL common stock in the Merger. Depending on the holders' individual circumstances, that gain may be capital gain or a dividend. The gain will be capital gain, unless the receipt of the cash has the effect of the distribution of a dividend. If the receipt of the cash has the effect of a distribution of a dividend, the gain recognized by the holder as a result of the receipt of the cash will be treated first as a
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dividend to the extent of the holder's allocable share of the accumulated earnings and profits of Tessera Enterprise Systems and thereafter as capital gain. For purposes of determining whether the receipt of the cash has the effect of a distribution of a dividend, a holder of Series C Preferred Stock will be treated as if the holder exchanged all of the Series C Preferred Stock solely for iXL common stock in the Merger and then iXL immediately redeemed a number of shares of iXL common stock equal in value to the cash the holder actually received. If this hypothetical redemption satisfies the requirements for non-dividend treatment under Section 302 of the Internal Revenue Code, the receipt of the cash will not have the effect of a distribution of a dividend.

     Our opinion addresses only the specific United States federal income tax consequences of the Merger set forth herein and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     This opinion is being provided to you solely for use in connection with the Registration Statement, and this opinion letter may not be used, circulated, quoted, or otherwise referred to for any other purpose. We hereby consent to the use of our name under the caption "Material Federal Income Tax Consequences of the Merger" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,


                                       /s/ Palmer & Dodge LLP

                                       Palmer & Dodge LLP